EXHIBIT 3.20

                        CERTIFICATE OF AMENDMENT OF
    THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES A
                     CONVERTIBLE PREFERRED STOCK OF
                              EFAX.COM, INC.

     EFAX.COM, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST:  The name of the Corporation is eFax.com, Inc.

     SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is August 3, 1988. On May 12, 1999, the Corporation filed a Certificate of Designations, Preferences and Rights of Series A Convertible Stock (the "Original Certificate of Designations"). No shares of Preferred Stock have been issued pursuant to the Original Certificate of Designations.

     THIRD: Pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, and acting in accordance with the provisions of Sections 141 and 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted resolutions amending the Original Certificate of Designations as follows:

             Section (2)(a)(ix) shall be amended and restated to read in its entirety as follows:

             "(ix) "Fixed Conversion Price" means 100% of the average of the Closing Bid Prices of the Common Stock for the five consecutive Business Days immediately preceding May 12, 1999, subject to adjustment as provided herein (including, without limitation, pursuant to Section 2(f))."

     IN WITNESS WHEREOF, eFax.com, Inc. has caused this Certificate of Amendment to be signed by its President and attested to by its Secretary this 13th day of May, 1999.

                                            EFAX.COM, INC.


                                        By: /s/ EDWARD R. PRINCE, III
                                           --------------------------

                                        Edward R. Prince, III, President

ATTEST:


   /s/ TODD J. KENCK
------------------------------
 Todd J. Kenck, Secretary



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